Exhibit 99.1

VSE Corporation

                   VSE REPORTS SECOND QUARTER 2005 RESULTS

               Company Earns $0.74 Per Share Diluted in Quarter

       Alexandria, Virginia, July 28, 2005 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three- and six-month periods ended June 30, 2005 and 2004, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
-----------------------------------------------------------------------------------
                                               Three Months            Six Months
                                             2005       2004        2005       2004
                                             ----       ----        ----       ----
Revenues, principally from contracts      $72,682    $54,037    $138,601    $96,646
Costs and expenses of contracts            69,716     52,424     133,471     93,886
                                          -------    -------    --------    -------
Gross profit                                2,966      1,613       5,130      2,760
Selling, general and administrative
  expenses                                    111        245         167        257
Interest income, net                          (22)       (26)        (41)       (45)
                                          -------    -------    --------    -------
Income before income taxes                  2,877      1,394       5,004      2,548
Provision for income taxes                  1,112        539       1,935        985
                                          -------    -------    --------    -------
Income from continuing operations           1,765        855       3,069      1,563
Loss from discontinued operations,
  net of tax benefit                            -         (1)          -         (1)
                                          -------    -------    --------    -------
Net income                                $ 1,765    $   854    $  3,069    $ 1,562
                                          =======    =======    ========    =======
Basic  earnings per share:
Income from continuing operations         $   .76    $   .38    $   1.34    $   .70
Loss from discontinued operations             .00        .00         .00        .00
                                          -------    -------    --------    -------
Net income                                $   .76    $   .38    $   1.34    $   .70
                                          =======    =======    ========    =======
Diluted earnings per share:
Income from continuing operations         $   .74    $   .37    $   1.30    $   .68
Loss from discontinued operations             .00        .00         .00        .00
                                          -------    -------    --------    -------
Net income                                $   .74    $   .37    $   1.30    $   .68
                                          =======    =======    ========    =======
Weighted average shares outstanding:
Basic                                   2,310,864  2,221,559   2,295,182  2,218,887
Diluted                                 2,377,254  2,305,911   2,365,668  2,296,262

     VSE revenues increased about $18.6 million (up 35%) for the quarter and about $42.0 million (up 43%) for the six months compared to the same periods of last year, primarily due to increases associated with VSE's Army work in Kuwait and Iraq (TBPS Program), our Taiwan ship transfer work, revenues under the Rapid Response contract, increased Navy waterfront work, and an increase in military refurbishment services for U.S. Army Reserve equipment.

                                   - more -

VSE Corporation News Release (continued)

     VSE net income increased about $911 thousand (up 107%) for the quarter and about $1.5 million (up 96%) for the six months compared to the same periods of last year, primarily due to profits associated with work on the TBPS Program. Profits associated with the increase in military equipment refurbishment services, the increased revenues associated with Navy ship transfer and waterfront work, an increase in Management Sciences Division consulting services, and a decrease in the losses incurred under the Rapid Response contract in 2005 as compared to 2004 also contributed to an increase in pretax income during the 2005 periods as compared to the same periods of 2004.

     Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "Second quarter revenues of about $73 million are a record for the company, reflecting the boost provided by our work for the Army in Kuwait and Iraq and the Taiwan ship transfer work begun last year, as well as growth in other programs. Net income of about $1.8 million for the quarter ($.74 per share diluted) is keeping pace with the increase in revenues, and margins in some of our work are benefited by the higher volume."

     VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For the fiscal year ended December 31, 2004, VSE reported consolidated revenues of $216 million and earnings of $3.4 million ($1.49 per share diluted).

     For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703) 317-5202.

     As identified in other publicly available reports filed by VSE, such as the recently filed SEC Form 10-K for fiscal year 2004 and the 10-Qs VSE will file throughout 2005, the Company's interim financial results are subject to numerous performance and risk factors, some of which may be offsetting, and to timing differences, including the receipt of contract funding documents and award fee evaluations. VSE invites shareholders and others to refer to these public documents for additional detailed information on contract programs, sources of funding, and results of operations to better understand the variations and trends in reported quarterly results.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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